Exhibit 99.1

CONTACTS:

MEDIA:

Marcey Zwiebel

(412) 762-1693

corporate.communications@pnc.com

INVESTORS:

Bryan K. Gill

(412) 768-4143

investor.relations@pnc.com

PNC ANNOUNCES REDEMPTION OF REIT PREFERRED SECURITIES

PITTSBURGH, Feb. 3, 2017 – The PNC Financial Services Group, Inc. (NYSE: PNC) today announced that it has submitted a redemption notice to the property trustee for redemption on March 15, 2017 of all of the Fixed-to-Floating Rate Non-cumulative Exchangeable Perpetual Trust Securities (CUSIP NO. 69350JAA7) of PNC Preferred Funding Trust I and of all of the Fixed-to-Floating Rate Non-cumulative Exchangeable Perpetual Trust Securities (CUSIP NO. 69350KAA4) of PNC Preferred Funding Trust II (the “REIT Preferred Securities”), at a redemption price equal to $100,000 per REIT Preferred Security (the “Redemption Price”), with an aggregate liquidation amount of $1,000,000,000 in REIT Preferred Securities outstanding. The previously declared regular first quarter distribution on the REIT Preferred Securities is payable on March 15, 2017 to holders of record on March 1, 2017.

The REIT Preferred Securities of PNC Preferred Funding Trust I have a current distribution rate of 2.61344 percent and the REIT Preferred Securities of PNC Preferred Funding Trust II have a current distribution rate of 2.18594 percent. The redemption is consistent with the 2016 capital plan submitted to the Board of Governors of the Federal Reserve.

The paying agent for the REIT Preferred Securities is Wilmington Trust Company, Rodney Square North, 1100 North Market Street, 5th Floor, Wilmington, DE 19890. Payment of the Redemption Price will be made through the facilities of The Depository Trust Company.

The PNC Financial Services Group, Inc. is one of the largest diversified financial services institutions in the United States, organized around its customers and communities for strong relationships and local delivery of retail and business banking; residential mortgage banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management. For information about PNC, visit www.pnc.com.

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